Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Financial Trust Corp for the year ended December 31, 1995 of our report dated January 13, 1995 with respect to the financial statements of Washington County National Bank for the two years ended December 31, 1994 (not presented separately herein).

                        Smith Elliott Kearns & Company



Hagerstown, Maryland

March 22, 1996